UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 1, 2011 (December 7, 2011)

HEARTLAND BRIDGE CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54012	27-2506234
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 International Boulevard, Suite 400
Mahwah, NJ  07495
(Address of principal executive offices)  (zip code)

(201) 512-8732
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On December 1, 2011, we entered into a Letter of Intent (the “LOI”) with Legends & Heroes, Inc. (“Legends”), which in we outlined the terms under which we will purchase 25%, on a fully diluted basis, of the outstanding common stock of Legends for a total purchase price of $1,250,000 plus shares of our common stock and/or warrants in an amount to be determined.  The purchase price is to be paid in tranches: i) $250,000 in cash in exchange for 2.5% of Legends’s common stock; ii) $1,000,000 in cash upon executing definitive deal documents and closing the transaction in exchange for 10% of Legends’s common stock; and iii) a combination of our common stock and warrants in amounts to be determined, restricted in accordance with Rule 144, upon executing definitive deal documents and closing the transaction in exchange for 12.5% of Legends’s common stock.  The first tranche, $250,000 for 2.5% of Legends’s common stock is binding on both parties and the $250,000 was paid to Legends on December 7, 2011.  The last two tranches for the remaining 22.5% of Legends’s common stock is non-binding and dependent upon the parties executing definitive deal documents, which the parties have agreed to exert reasonable efforts to conclude by January 31, 2012.  Additionally, if the parties consummate the entire transaction and we acquire 25% of Legends’s common stock we will have the right to appoint a majority of the directors to serve on Legends’s Board of Directors for at least the next three years after the close of the transaction.

Legends & Heroes, Inc. is the maker of Skineez Skincarewear™ which are comfortable and highly effective garments that constantly deliver healthy and natural cosmetic ingredients to your skin while you wear them.  When we consummate the final transaction to acquire the additional 22.5% interest in Legends we will include additional information about Legends and its business.

Item 9.01                      Financial Statements and Exhibits.

(c)           Exhibits

4.2	Letter of Intent with Legends & Heroes, Inc. dated December 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 7, 2011	Heartland Bridge Capital, Inc. a Delaware corporation

/s/ James F. Groelinger
By: James F. Groelinger Its: Chief Executive Officer